Exhibit 5.2

Richards, Layton & Finger, P.A.

March 24, 2010

Hawaiian Holdings, Inc.

3375 Koapaka Street, Suite G-350

Honolulu, Hawaii 96819

Ladies and Gentlemen:

We are acting as special Delaware counsel to Hawaiian Holdings, Inc., a Delaware corporation (the “Company”), in connection with Warrant No. W-22, dated May 1, 2006, of the Company (the “Warrant”) issued to RC Aviation Management, LLC (“RC”) entitling RC to purchase 758,158 shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”).  In this connection you have requested our opinion as to a certain matter of Delaware law.

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i)                                     the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on August 29, 2002, as amended by the Certificate of Designation of the Company, as filed with the Secretary of State on June 2, 2005, as amended by the Certificate of Amendment of the Company, as filed with the Secretary of State on July 8, 2005 and as amended by the Certificate of Elimination of the Company, as filed with the Secretary of State on September 30, 2005 (collectively, the “Certificate of Incorporation”);

(ii)                                  the Bylaws of the Company as in effect since August 29, 2007 (the “Bylaws”);

(iii)                               the Bylaws of the Company in effect between January 31, 2004 and August 29, 2007;

(iv)                              Warrant No. PW-1, dated June 2, 2005, issued by the Company to RC Aviation, LLC entitling RC Aviation, LLC to purchase 200 shares of Series E Preferred Stock, par value $.01 per share, of the Company (the “Series E Warrant”);

(v)                                 Warrant No. W-1, dated July 8, 2005, issued by the Company to RC Aviation, LLC, in exchange for the Series E Warrant, entitling RC Aviation, LLC to purchase 6,856,000 shares of Common Stock (“Warrant No. W-1”);

(vi)                              Warrant No. W-2, dated October 21, 2005, issued by the Company to RC Aviation, LLC in replacement of Warrant No. W-1, entitling RC Aviation, LLC to purchase 6,283,705 shares of Common Stock (“Warrant No. W-2”);

(vii)                           Warrant No. W-3, dated November 17, 2005, issued by the Company to RC Aviation, LLC in replacement of Warrant No. W-2, entitling RC Aviation, LLC to purchase 5,973,384 shares of Common Stock;

(viii)                        the Warrant;

(ix)                                the minutes and resolutions of the Board of Directors of the Company (the “Board”) adopted at the August 23, 2004 meeting of the Board, the March 8, 2005 meeting of the Board, the May 12, 2005 meeting of the Board, the May 31, 2005 meeting of the Board, and the September 29, 2005 meeting of the Board;

(x)                                   the minutes and resolutions of the Special Committee of the Board (the “Special Committee”) adopted at the May 27, 2005 meeting of the Special Committee and the May 31, 2005 meeting of the Special Committee;

(xi)                                a certificate of an officer of the Company, dated March 24, 2010, as to certain matters;

(xii)                             a certificate of the Secretary of State, dated March 23, 2010, as to the good standing of the RC; and

(xiii)                          a certificate of the Secretary of State, dated March 23, 2010, as to the good standing of the Company.

With respect to the foregoing documents, we have assumed:  (a) other than with respect to the Company, the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein.  We have not participated in the preparation of the registration statement or other documents relating to the registration of the Warrant referenced herein, or the shares of Common Stock underlying the Warrant, and we assume no responsibility for their contents.

In addition to the foregoing, for purposes of rendering our opinion as expressed herein, we have assumed:

(1)                                  that the application of the laws of the State of Delaware to the Warrant would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) (a) the law of which would be applicable to the Warrant in the absence of an effective choice of other law thereunder and (b) which has a materially greater interest than the State of Delaware in the determination of a particular issue relating to the Warrant;

(2)                                  that there is a reasonable basis for the choice of the laws of the State of Delaware to govern the Warrant; and

(3)                                  that the transfer restrictions imposed on the securities of the Company by the Warrant bear a reasonably necessary relation to the best interests of the Company and are reasonably designed to implement lawful purposes.

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate to render our opinions as expressed herein, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the Warrant constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

The foregoing opinion is subject to the following limitations, exceptions and qualifications:

A.                                   We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinion is limited to the laws of the State of Delaware currently in effect, and we have not considered and express no opinion on the effect of the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.  In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C. § 7301 et seq., or any rules or regulations promulgated thereunder.

B.                                     Our opinion as set forth above is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (ii) principles of equity, including principles of commercial reasonableness, good faith and fair dealing and the applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) the discretion of the court before which any proceeding in respect of the Warrant or the transactions contemplated thereby may be brought.

C.                                     With respect to our opinion as set forth above, we express no opinion with respect to the legality, validity, binding effect or enforceability of:  (i) any provision of the Warrant which purports, or would operate, to render ineffective any waiver or modification not in writing; (ii) any provision of the Warrant which purports to bind non-signatories thereto; and (iii) Section 9 of the Warrant to the extent it purports to provide that an amendment to the transfer restrictions contained in the Warrant would be effective against a holder of the Warrant who did not vote for such amendment.

We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the registration statement relating to registration of the Warrant.  In addition, we hereby consent to the use of our name in such registration statement and the filing of this opinion as Exhibit 5.2 to such registration statement.  In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

WH/BVF